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                                                                   EXHIBIT  99.2


    fine.com SCHEDULES SHAREHOLDERS MEETING DATE TO VOTE ON MERGER WITH ARIS
                CORPORATION; ACQUISITION AGREEMENT TERMS AMENDED

BELLEVUE, Wash.--(BUSINESS WIRE)--Aug. 5, 1999--ARIS Corporation (Nasdaq:ARSC) and fine.com International Corp. (Nasdaq:FDOT) today announced that fine.com has set a date for its shareholders meeting to approve the proposed merger with ARIS. The vote is scheduled for Aug. 31, 1999.

ARIS and fine.com today filed a registration statement and proxy statement with the Securities and Exchange Commission describing the transaction. Under the terms of an amended merger agreement, ARIS has agreed to pay fine.com shareholders ARIS common stock or ARIS common stock and cash equal to $4.5531 per share of fine.com stock. The ratio of ARIS stock to cash will continue to depend on the average closing price of ARIS common stock during a period of ten trading days ending on the second trading day before fine.com's shareholders meeting to approve the transaction.

A copy of the proxy statement/prospectus describing the transaction can be obtained from Timothy J. Carroll, Executive Vice President of Finance and Operations, fine.com International Corp., 1525 Fourth Avenue, Suite 800, Seattle, Washington 98101, toll-free telephone 877/346-3266.

The amended terms continue to value fine.com at approximately $12.25 million, but reduce the maximum amount of cash ARIS would pay to approximately $3.0 million from $5.25 million. The amendment also eliminates the possibility that fine.com shareholders will receive less than $4.5531 per share of fine.com stock.

The consideration to be paid by ARIS will be calculated as follows:

ARIS will issue up to .3717 shares of ARIS common stock. If the value of .3717 shares of ARIS stock is less than $4.5531, then ARIS will pay the difference in cash up to $1.115. If the value of .3717 shares of ARIS stock plus $1.115 in cash is less than $4.5531, then ARIS will issue additional shares of ARIS stock sufficient to result in a total value of $4.5531 per fine.com share.

By way of example, if the average closing price of ARIS stock during the ten day measurement period is $7.50 per share, fine.com shareholders would receive .4584 shares of ARIS stock and $1.115 cash per fine.com share. ARIS would issue approximately 1,233,000 shares of ARIS stock and pay approximately $3,000,000 in cash.

The following table shows the number of shares and deemed value of ARIS stock and the amount of cash (if any) fine.com shareholders would receive based on different assumed average closing prices for ARIS stock during the 10 trading day measurement period.

                                               VALUE OF ARIS SHARES                           TOTAL VALUE OF
                           NUMBER OF ARIS       RECEIVED BASED ON        AMOUNT OF CASH        CONSIDERATION
         AVERAGE ARIS     SHARES RECEIVED       AVERAGE PRICE FOR         RECEIVED PER         RECEIVED PER
         CLOSING PRICE   PER fine.com SHARE     MEASUREMENT PERIOD       fine.com SHARE       fine.com SHARE
        --------------   ------------------    -------------------       --------------       ---------------
            $ 13.00              .3502               $ 4.5531               $ 0.0927             $ 4.5531
            $ 12.25              .3717               $ 4.5531               $ 0.4644             $ 4.5531
            $ 12.00              .3717               $ 4.4604               $ 0.8361             $ 4.5531
            $ 11.00              .3717               $ 4.0887               $ 1.1150             $ 4.5531
            $ 10.00              .3717               $ 3.7170               $ 1.1150             $ 4.5531
            $  9.25              .3717               $ 3.4381               $ 1.1150             $ 4.5531
            $  9.00              .3820               $ 3.4381               $ 1.1150             $ 4.5531
            $  8.00              .4298               $ 3.4381               $ 1.1150             $ 4.5531
            $  7.00              .4912               $ 3.4381               $ 1.1150             $ 4.5531
            $  6.00              .5730               $ 3.4381               $ 1.1150             $ 4.5531

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About ARIS Corporation

ARIS Corporation provides integrated information technology services and eBusiness solutions that enable companies and government agencies to improve their business operations. ARIS' consulting and training services focus primarily on leading-edge technologies from Microsoft, Oracle, PeopleSoft, Lotus and Sun Microsystems. ARIS Software develops and sells business intelligence software including NoetixViews, NoetixDW and soon to be released Noetix Query Server. ARIS has offices across the U.S. and in the United Kingdom, with over 800 employees worldwide and its corporate headquarters located in Bellevue, WA. About fine.com International Corp.

fine.com International Corp. is a leading provider of integrated e-commerce and interactive response communication services that combine the Web with communications and business process automation solutions. fine.com clients include leading Global 1000 companies and other market leaders. Forward Looking Statements.

This press release contains forward-looking statements concerning the closing of the proposed acquisition. Actual events and results could differ materially from those described in these forward-looking statements due to a number of factors, which include the fact that the acquisition is conditioned on the approval of the stockholders of fine.com and the satisfaction of other conditions. Forward-looking statements reflect the opinions and expectations of management at the time the statements are made. Neither ARIS nor fine.com undertakes any obligation to update forward-looking statements should circumstances or management's expectations change.


CONTACT: ARIS Corporation
Chief Financial Officer,
Tom Averill, 425/372-2722
OR
StreetConnect
Investor Relations
Michael Newman, 206/320-1231



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